Exhibit (h)(2)


                             BTOP50 CTA INDEX FUND

                                    FORM OF

                         Distribution and Service Plan
                         -----------------------------

                               [      ], 2004

         This Distribution and Service Plan (the "Plan") is adopted by the Boards of Trustees of BTOP50 CTA Index Fund (the "Fund") advised by Asset Alliance Advisors, Inc. (the "Adviser") and distributed by Asset Alliance Distributors, Inc. (the "Distributor") with respect to the various classes of shares (each, a "Class") of the Fund listed on Appendix A. The Service Fees (as defined herein) payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and not costs which are primarily intended to result in the sale of the Fund's shares.

         Section 1. Distribution Fees
                    -----------------

               (a) Pursuant to the Plan, the Fund will pay to the Distributor with respect to, and at the expense of, each Class of the Fund listed on Appendix A hereto, a fee for distribution and sales support services, as applicable, and as more fully described in Section 1(b) hereof (the "Distribution Fee"), such fee in the aggregate to be in the amount (expressed as a percentage) of the sales price of the shares of such Class sold specified with respect to such Class of the Fund under the column "Distribution Fee" on Appendix A hereto.

               (b) Payments of the Distribution Fee under the Plan shall be used to compensate the Distributor for sales charges paid by the Distributor to participating brokers, dealers, other financial institutions or other industry professionals (collectively, "Selling Agents") or retained by the Distributor in connection with the offering and sale of shares of the applicable Class of the Fund.

               (c) Payments of the Distribution Fee on behalf of the Fund must be in consideration of services rendered for or on behalf of the Fund. Payments of the Distribution Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

               (d) It is acknowledged that the Adviser may make payments to the Distributor out of its own resources without limitation as to amount

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relating to distribution or sales support activities, as applicable, in connection with each Class of the Fund.

         Section 2. Service Fees
                    ------------

               (a) Pursuant to the Plan, the Fund shall pay to the Distributor, with respect to and at the expense of each Class of the Fund listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class of the Fund, as more fully described in
Section 2(b) hereof (the "Service Fee"), such fee to be at the annual rate specified with respect to such Class of the Fund under the column "Service Fees" on Appendix A hereto. The Distributor shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (collectively, "Service Agents") and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent.

               (b) Payments of the Service Fee shall be used to compensate the Distributor for general shareholder liaison services provided with respect to shareholders in the related Class of the related Fund, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases and repurchases of shares may be effected and certain other matters pertaining to the shareholders' investments; (ii) assisting shareholders in designating and changing dividends options, account designations and addresses; (iii) providing commodities related investor services recognized by the NASD such as communicating risk and volatility issues regarding the Fund and the trading programs in which the Fund invests, explaining the trading strategies of such trading programs and advising on the allocation of pool assets; (iv) establishing and maintaining shareholder accounts and records; (v) processing purchase and repurchase transactions; (vi) answering inquiries regarding the Fund and its special features; and (vii) providing such other similar services as the Adviser, the Distributor or a shareholder may reasonably request and as permitted by applicable statute, rule or regulation.

               (c) Payments of the Service Fee under Section 2 of the Plan may be made without regard to expenses actually incurred.


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


         Section 3. Calculation and Payment of Fees
                    -------------------------------

         The amount of the Distribution Fee and Service Fee payable with respect to each Class of the Fund listed on Appendix A hereto shall be based on the month-end net asset value attributable to such Class, at the applicable rate indicated on Appendix A. The Distribution Fee and Service Fee shall be calculated and paid separately for each Class of the Fund.

         Section 4. Approval of Plan
                    ----------------

         The Plan will become effective, (a) as to any Class of the Fund, upon the later of (a) the effectiveness of an exemptive order of the Securities and Exchange Commission authorizing the Fund to sell shares of multiple classes with varying distribution and service charges and a contingent deferred sales charge (the "Order") and (b) the approval of the Plan for such Class by (i) a majority of the Board of Trustees, including a majority of the trustees who are not "interested persons" (as defined in the Investment Company Act of 1940 (the "Investment Company Act")) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan and (ii) if required by any exemptive order or rule under the Investment Company Act pursuant to which the Fund offers multiple classes of its shares and if adopted with respect to a Class after any public offering of the securities of such Class, upon the approval of at least a majority of the outstanding voting securities of such Class or, if less, at least 67% of the shares of such Class voting thereon at a meeting at which at least 50% of such shares are present. The provisions of this Plan shall be severable for each Class of Shares and wherever this Plan provides for any action to be taken with respect to the Plan, that action must be taken separately for each Class affected by the matter and not for any other Class.

         Section 5. Continuance of the Plan
                    -----------------------

         The Plan will continue in effect until terminated in accordance with its terms; provided, however, that if required by any exemptive order or rule under the Investment Company Act pursuant to which the Fund offers multiple classes of its shares, the Plan shall continue in effect with respect to a particular Class only for so long as its continuance with respect to such Class is specifically approved at least annually by the Fund's Board of Trustees in the manner described in Section 4(a) above.


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


         Section 6. Additional Classes
                    ------------------

         The Plan shall become effective with respect to any Class of the Fund not currently listed on Appendix A hereto upon obtaining the requisite approval with respect to such Class in accordance with Section 4 above.

         Section 7. Termination
                    -----------

         If required by any exemptive order or rule under the Investment Company Act pursuant to which the Fund offers multiple Classes of its shares, the Plan may be terminated at any time with respect to any Class of the Fund without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, or (b) a vote of a majority of the outstanding shares of such Class or, if less, at least 67% of the shares of such Class voting thereon at a meeting at which at least 50% of such shares are present. If not so required, the Plan may be terminated only by agreement of the Distributor or by the Fund upon termination of the Distribution Agreement with the Distributor. The termination of the Plan with respect to any Class of the Fund shall not result in the termination of the Plan with respect to any other Class of the Fund.

         Section 8. Amendments
                    ----------

         The Plan may not be amended with respect to any Class of the Fund with respect to which this Plan has become effective so as to increase materially the amount of the Distribution Fee or Service Fee described herein with respect to such Class unless the amendment is approved by a vote of at least a majority of the outstanding shares of such Class or, if less, at least 67% of the shares of such Class voting thereon at a meeting at which at least 50% of such shares are present and otherwise complies with Rule 18f-3(e)(2) under the Investment Company Act as if such Rule applied to closed-end management investment companies or any successor provision as in effect at the time of such amendment. In addition, no material amendment to the Plan may be made unless approved by the Fund's Board of Trustees in the manner described in Section 4(a) above.


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


         Section 9. Selection of Certain Trustees
                    -----------------------------
         While the Plan is in effect, the selection and nomination of the Fund's trustees who are not "interested persons" of the Fund (as defined in the Investment Company Act) will be committed to the discretion of the Trustees then in office who are not "interested persons" (as so defined) of the Fund.

         Section 10. Written Reports
                     ---------------

         While the Plan is in effect, the Fund's Board of Trustees shall receive, and the Trustees shall review, at least quarterly, written reports describing the amounts expended under the Plan and the purposes for which those expenditures were made.

         Section 11. Preservation of Materials
                     -------------------------

         The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

         Section 12. Miscellaneous
                     -------------

         The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


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



         IN WITNESS WHEREOF, BTOP50 CTA Index Fund has executed the Distribution and Service Plan as of [ ], 2003 on behalf of each Class listed on Appendix A hereto.

                                            BTOP50 CTA INDEX FUND


                                            By:
                                               ----------------------------
                                            Name:
                                            Title:


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
                                  APPENDIX A

                                                        Distribution Fee and Annual
                                                        Service Fee (payable monthly in
                                                        arrears determined on the basis
                                                        of month-end net asset value of
                                                        the Fund attributable to the
                                                        specified Class, of which the
                                                        first twelve payments in respect
                                                        of any shares of such Class shall
                                Class of                be treated as the Distribution
Fund                            Common Shares           Fee with respect to such shares)
------------------------------  ----------------------  ---------------------------------
BTOP50 CTA Index Fund           Class A Shares                        2.00%
                                Class B Shares                        1.50%
                                Class C Shares                        1.00%
                                Class D Shares                        0.50%
                                Class E Shares                        0.00%




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